EXHIBIT 99.1

LOGO

 Investor Relations
Richard E. Cooper / Miri Segal
Strategic Growth International, Inc.
rcooper@sgi-ir.com
msegal@sgi-ir.com
(212)838-1444

JANEL WORLD TRADE REPORTS  REVENUES FOR THIRD QUARTER OF FISCAL 2006

Nine Month Revenues Increase 14.4 Percent Over The Same Period Of 2005

Net Working Capital Increase Of Over $500,000

JAMAICA, NY -  August 17, 2006- Janel World Trade, Ltd., (OTCBB: JLWT.OB), a global provider of integrated transport logistics services, reported financial results for its third fiscal quarter ended June 30, 2006.

Third Fiscal Quarter 2006 Results

For the third fiscal quarter of 2006, Janel reported revenue of $19,534,537 compared to $19,946,342 for the same period of the prior year, a slight decrease of 2.1%.  The decrease resulted principally from a marginally decreased level of overall shipping activity by existing customers and through seasonality of the company’s business.

Net revenue (revenue excluding forwarding expenses) for the period was $2,153,592 as compared to net revenue of $1,934,287in the third quarter of fiscal 2005.

SG&A for the third quarter of fiscal 2006 increased to $1,852,574, as compared to $1,665,201 in the third quarter of fiscal 2005. The dollar increase is related to professional expenses associated with being a public company as well as the hiring of additional administrative-related personnel.

Income Before Taxes decreased to $197,436 in the third quarter of fiscal 2006, from $270,781 in the third quarter of fiscal 2005. The principal reason for the decrease was the inclusion of a non-cash charge for stock-based consultant compensation in the amount of $113,090, combined with the dollar increase in SG&A expense.

Net income for the third quarter of fiscal 2006 was $100,146 or $0.00574 per diluted share, as compared to a net income of $154,181, or $0.00915 per diluted share, in the third quarter of fiscal 2005.

Nine Months of Fiscal 2006

For the first nine months of fiscal 2006 ended June 30,2006, Janel reported revenue of $57,107,454 compared to $49,920,029 for the same period of fiscal 2005, an increase of 14.4% year-over-year.

Net revenue (revenue excluding forwarding expenses) for the period was $5,966,916 as compared to net revenue of $5,203,434 in the same period of fiscal 2005.

SG&A for the period was $5,477,730 as compared to $4,852,794 in the same period of fiscal 2006.

The Company reported Income Before Taxes of $165,615 for the nine months ended June 30, 2006, as compared to income before taxes of $341,428 for the nine months ended June 30, 2005, or a decline of $175,813.The level of stock-based compensation expense included in the first nine months of fiscal 2006 ($339,270) accounted for substantially more than the total year-over-year dollar decline in income from operations and pretax profitability.

Net income for the nine months of fiscal 2006 was $28,611 or $0.00167 per diluted share, as compared to net income of $194,428, or $0.01154 per diluted share, for the nine months of fiscal 2005.

According to James Jannello, CEO “Our nine month revenue increase of over 14 % is gratifying, and we continue to feel comfortable that  we will more than meet our earlier sales guidance target for 2006 fiscal year of over $80 million and will have a profitable fiscal year. We were particularly pleased that we have been able to achieve our growth while maintaining our profitability and improving our balance sheet during the quarter.”

“We continue to take the necessary steps to ensure our expansion in China, and have seen continued evidence of its importance through our growth of business with multi-national corporations who need the kind of “just-in-time” logistics services that Janel takes pride in offering. Janel has also been active in business development in Central America through its participation in an important regional trade conference centered on the CAFTA trade legislation. We are in the process of developing several relationships that has resulted from that effort. The company has also taken new business initiatives to increase its presence in the food sector, particularly with European companies in the specialty food sector. The company’s success in this sector has allowed for higher margins than are typical in the logistics business and we will continue to seek opportunities in this regard.”

“We continue to actively seek  additional commission-only sales representatives with established customer bases, and growth through developing strategic relationship primarily with non-asset based, higher margin  logistics businesses that complement the services we currently provide…” added Mr. Jannello.

Third Quarter Ended 30 June 2006

	Q3 2006	Q3 2005

Freight Forwarding Revenues	$19,534,537	$19,946,342

Net Income	$100,146	$154,181

Net Income per diluted share	$.00574	$.00915

About Janel World Trade, Ltd.

Janel World Trade, Ltd. (OTCBB: JLWT - News) is a global provider of integrated logistics services, including domestic and international freight forwarding via multi-modal carriers, customs brokerage, warehousing and distribution and other transportation-related services. Additional information on Janel World Trade is available on the Internet at www.janelgroup.com or www.janelgroup.net.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those anticipated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures; the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry; the size and resources of many of the Company's competitors; and the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services.  Additional information with respect to these and other factors that could materially affect the Company is included in the Company’s filings with the Securities and Exchange Commission, including its most recent Form 10-K filing on January 11, 2006.